Exhibit 99.1

The Hershey Company Announces that Richard H. Lenny, Chairman, President and Chief
Executive Officer, to Retire at End of 2007

HERSHEY, Pa., October 1, 2007 — Richard H. Lenny, Chairman, President and Chief Executive Officer of The Hershey Company (NYSE:HSY), has informed the Board of Directors that he intends to retire at the end of 2007. First elected as President and Chief Executive Officer of the Company in March 2001, Mr. Lenny was elected Chairman of the Board in December 2001.

In commenting on the announced retirement, Robert H. Campbell, Chair of the Company’s Compensation and Executive Organization Committee, said: “On behalf of the Hershey board of directors, stockholders, and employees, we thank Rick for his leadership over this past six and one-half years. During this time, the Company developed and has been executing its value-enhancing strategy with the over-arching goal of building stockholder value over the long-term. Under Rick’s leadership, through a combination of core brand growth, disciplined global expansion, and improved margins, Hershey’s total stockholder return was higher than that of the S&P food group and significantly outperformed the S&P 500. In addition, Rick has assembled an excellent leadership team that we’re confident will realize Hershey’s growth potential.

“The board has begun the succession process and looks forward to making an announcement in the near future. Once announced, there will be an orderly transition from Rick to his successor. We wish Rick all the best as he concludes his role with Hershey,” Campbell concluded.

“My years at Hershey have been extremely rewarding as I’ve been honored to lead a dedicated and engaged organization. During this time, we undertook major challenges, all focused on building a strong foundation for the benefit of all our stakeholders. I’m extremely proud of my Hershey colleagues and all that they have accomplished. I also want to thank our board of directors for its keen insights, support, and guidance over the past several years,” said Lenny. “The long-term prospects for our category and particularly for our company remain promising. I look forward to working closely with my successor so that the transition to new leadership will be effective and seamless.”

About The Hershey Company
The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today’s consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2006.

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Media Contact:	Kirk Saville	717-534-7641